AMENDMENT NO. 4
TO
BURLINGTON RESOURCES INC.
1993 STOCK INCENTIVE PLAN

The Burlington Resources Inc. 1993 Stock Incentive Plan (the “Plan”) is hereby amended, effective as of January 1, 2005, as follows:
A new Section 3.5 is added to the Plan to read as follows:

“3.5 Anything in this Plan to the contrary notwithstanding, the Plan Administrator and the Board of Directors shall neither have nor exercise any authority under this Plan to modify outstanding options, stock appreciation rights or Restricted Stock so as to cause any such options, stock appreciation rights or Restricted Stock to provide for a deferral of compensation subject to Section 409A of the Code.”